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                                                               [LOGO OF MetLife]

MetLife Insurance Company of Connecticut
1300 Hall Blvd.
Bloomfield, CT 06002

MetLife Investors Distribution Company
1095 Avenue of the Americas
New York, NY 10036

October 27, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:  Pre-Effective Amendment No. 1
     MetLife Insurance Company of Connecticut
     MetLife of CT Separate Account Eleven
     File Nos. 333-197658/811-21262

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company, the depositor, on behalf of itself and MetLife Investors USA Separate Account A, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on November 7, 2014.

     METLIFE INSURANCE COMPANY OF CONNECTICUT
     (Depositor)

     METLIFE OF CT SEPARATE ACCOUNT ELEVEN
     (Registrant)


     By: /s/ Elizabeth M. Forget
         -----------------------------------
         Elizabeth M. Forget
         Senior Vice President

     METLIFE INVESTORS DISTRIBUTION COMPANY
     (Principal Underwriter)

     By: /s/ Donald Leintz
         -----------------------------------
         Donald Leintz
         Vice President